Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

NTELOS HOLDINGS CORP.

AND

LUMOS NETWORKS OPERATING COMPANY

DATED AS OF                     , 2011

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) made as of _______ __, 2011, between NTELOS Holdings Corp., a Delaware corporation (“NTELOS”) and Lumos Networks Operating Company, a Delaware corporation (“Wireline Two”).

A. NTELOS intends to separate its wireline business from its wireless business and to distribute the wireline business to the current stockholders of NTELOS. To effectuate this separation and distribution, NTELOS has created Lumos Networks Corp., a Delaware corporation and the parent of Wireline Two (“Wireline One”) to retain NTELOS’ wireline business. NTELOS will distribute, on a pro rata basis, to holders of NTELOS common stock all the outstanding shares of common stock of Wireline One owned by NTELOS (the “Spin Off”). NTELOS and Wireline One intend to enter into a separation and distribution agreement containing the key provisions relating to the Spin Off (the “Distribution Agreement”).

B. NTELOS wishes to engage Wireline Two to perform certain services as set forth on Exhibit A hereto (the “Wireline Services”), and Wireline Two wishes to engage NTELOS to perform certain services as set forth on Exhibit B hereto (the “NTELOS Services” and the NTELOS Services and the Wireline Services are referred to herein, in each case, as the “Services”) in a more cost-effective and efficient manner than each party can perform such Services by itself.

C. The parties have the necessary personnel and expertise to perform their respective Services in a cost-effective manner.

D. NTELOS wishes to engage Wireline Two to perform the Wireline Services, and Wireline Two wishes to engage NTELOS to perform the NTELOS Services (in each case, the party being engaged to provide Services is referred to herein as the “Provider” and the party receiving such Services is referred to herein as the “Receiver”).

In consideration of the mutual terms and conditions of this Agreement, the parties agree as follows:

1.	General.

(a) Services. Provider will provide, or cause to be provided, the Services to Receiver and its subsidiaries on a nonexclusive basis under the terms and conditions of this Agreement and the Exhibits hereto (this Agreement and the Exhibits hereto are collectively referred to as the “Agreement”). The terms and conditions of this Agreement control if there is any conflict or inconsistency between the terms and conditions of an Exhibit and the terms and conditions of this Agreement (excluding for this purpose the Exhibits).

(b) Performance. Provider will perform all Services in accordance with the terms and conditions of this Agreement. Provider must devote the time, effort and resources to the performance of the Services as are necessary to accomplish the tasks as specified in this Agreement. Provider may call on the expertise or assistance of its subsidiaries, affiliates, subcontractors or consultants in the performance of the Services; provided, however, that the use of any such subcontractors or consultants is subject to prior written approval by the Receiver, which approval may not be unreasonably withheld or delayed. Provider may use subcontractors or consultants to provide the Services if Provider uses them to provide similar services to its own organization; provided, however, that Provider will at all times remain responsible for the fulfillment of its obligations under this Agreement, notwithstanding the performance of the obligations by another person. Provider will discontinue the use of subcontractors or consultants providing a Service promptly at the written request of Receiver, and thereafter Provider will have no further obligation to provide the Service that the subcontractor or consultant was providing, subject to any transition period agreed to by the parties. Receiver will be responsible for the portion of any early termination or similar fees that are payable by Provider to a subcontractor or consultant in respect of Services provided by the subcontractor or consultant that are terminated at the request of Receiver.

(c) Additional Services. From time to time after the date hereof, but no later than the first anniversary of the Effective Date, Receiver may identify additional services that were not provided by Provider before the date of this Agreement in connection with Receiver’s business or were omitted from the Services included in the Exhibits hereto, but which Receiver nevertheless desires for Provider to provide to Receiver (“Additional Services”). In such event, Receiver may request in writing that Provider provide the Additional Services. The request must set out in reasonable detail the Additional Services being requested. Within a reasonable time period after receiving the request, Provider will either agree to provide the Additional Services or deliver a notice to Receiver indicating Provider’s reasons for declining to provide the Additional Services. Such Additional Services as may be agreed to in writing by the parties will be added to and considered as part of the Services. In all cases, Provider will cooperate with Receiver and act in good faith in determining whether, and on what terms, Provider will provide the Additional Services. The foregoing notwithstanding, Provider will have no obligation to agree to provide Additional Services.

(d) Modification of Services. Provider must request the prior written consent of Receiver to make any changes in the manner of performing any Service by sending to Receiver a proposal regarding the modified Service. Receiver must provide any objections to the requested modification within 20 days of receipt of the proposal or will be deemed to have accepted the modification. The parties must cooperate and act in good faith in negotiating the proposed modification. Such modification as may be agreed to in writing by the parties will be considered as part of the Services.

(e) Third Party Software Licenses. Receiver acknowledges that the parties have attempted to identify in the applicable Exhibits any software licensed to Provider by third parties that is required to provide the Services and any amounts payable in order to permit Provider to use such software to provide the Services to Receiver. The foregoing notwithstanding, if any third party software that is required to provide the Services is not identified in the Exhibits hereto, or the amount of any consideration payable in order to permit Provider to use the software to provide the Services is not accurately reflected in the Exhibits hereto, then Provider will provide Receiver with 15 days prior written notice of any additional consideration payable to the licensor of the software. Receiver will then have the option to (i) procure its own license to the software at its own expense or (ii) authorize Provider to incur the required additional consideration on its behalf and at Receiver’s expense. If Receiver does not agree to either (i) or (ii) above, Provider will not be required to provide the Services for which the third party licenses are required. If the Provider receives notice from any third party licensor of software that is required to provide the Services that Provider is in breach of the underlying license agreement, Provider must provide notice promptly to Receiver and use reasonable efforts to ensure that Receiver benefits from any cure period provided in such underlying license agreement.

2.	Compensation and Billing

(a) Invoices. The charges for the Services are set forth on the applicable Exhibits hereto. Provider must submit in writing to Receiver, no more than once per month, a single invoice covering all amounts payable for the Services rendered during the billing period covered by the invoice. The invoices will contain a detailed description of the Services rendered during the previous month, the charges payable by Receiver in respect of these Services and the method used to calculate the invoiced amounts. Receiver will pay all invoiced charges (including disputed charges) in full promptly on receipt of each invoice, but in no event later than 10 business days after receipt of the invoice. Receiver will give Provider written notice of any disputed charges within 90 days after the due date for payment of the disputed charges, along with a detailed description of the nature of the dispute. If Receiver fails to dispute a charge within 90 days of the original payment due date, Receiver will waive its right to dispute the charge. Provider will notify Receiver of its determination regarding disputed charges within 30 days after receipt of the applicable dispute notice and description from Receiver, and will credit Receiver’s account, if appropriate, within the 30-day period. Any dispute under this Section 2(a) will be resolved in accordance with the dispute resolution provisions of Section 5.

(b) Non-Income Taxes. In addition to the charges for Services, Receiver must pay Provider an amount equal to all Non-Income Taxes incurred in connection with the provision of Services. Notwithstanding the foregoing, each party is also responsible for (i) Taxes chargeable or assessed with respect to its own employees or agents and (ii) all real and personal property Taxes imposed on software and equipment it owns, except in the case of both (i) and (ii) to the extent such employees or such property is devoted to providing Services to Receiver. The Receiver will advise the Provider if it determines that any Services are exempt from taxation and the parties will use reasonable efforts to mitigate any applicable Taxes. For purposes of this Agreement, “Non-Income Taxes” shall mean all Taxes except income and franchise Taxes, and “Tax” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

(c) Expense Reimbursement. Except to the extent otherwise provided in the Exhibits hereto, Receiver will reimburse Provider for all reasonable expenses for travel, meals and lodging incurred by Provider directly in the performance of its obligations under this Agreement; provided, however, any such expenses that are incurred out of the ordinary course of providing Services for which Provider seeks reimbursement will require prior written approval from Receiver. In the event that a portion of such expenses were incurred in connection with activities unrelated to Provider’s delivery of the Services, Provider will make a good faith estimate as to the portion of the expenses attributable to other activities and will bill Receiver only for the portion of the expenses attributable to its provision of the Services. The charges for which reimbursement is sought must be in compliance with Provider’s employee expense policies. Expenses will be charged at cost with no mark-up. Provider will maintain documentation of expenses incurred and retain copies of invoices or receipts for expenses in accordance with its established expense policy. Provider will make copies of all documentation and receipts that it retains available to Receiver upon request. Provider will bill Receiver monthly for expenses as they accrue. The parties may specify any additional limitations or other requirements related to the reimbursement of expenses in the applicable Exhibits hereto. It is acknowledged and agreed that if Provider is reasonably required to incur expenses beyond the limitations set forth in an Exhibit hereto in order to provide any Services, then Provider will be excused from performing such Services until the expense limitation is removed or changed as mutually agreed by the parties; provided that Provider will give Receiver reasonable notice of the need to exceed any such limitation prior to suspension of any of the Services. It is further acknowledged and agreed that each party will bear its own employee severance costs and that Provider will not include any employee severance costs in its charges to Receiver for any of the Services under this Agreement.

(d) Records. Provider will maintain complete and accurate records to substantiate all of Provider’s charges billed under this Agreement. Unless otherwise specified in the applicable Exhibits hereto, Provider will retain such records for a period at least as long as the period for which Provider maintains comparable records for its own account, which period must be at least as long as may be required by law. Receiver and its authorized agents, subject to obligations of confidentiality as set forth in this Agreement or as otherwise provided by law, will be allowed access to the records on prior written request during normal business hours during the term of this Agreement and during the respective periods in that Provider is required to maintain the records under this Section 2(d). Access to the records will be made at the location where the records are normally maintained.

3.	Term.

(a) Term. This Agreement will become effective as of the Distribution Date (as defined in the Distribution Agreement) (the “Effective Date”). Subject to Section 15 hereof, Provider’s obligations to provide the respective Services covered by this Agreement will terminate on the respective dates specified in the Exhibit related to the Service. If no termination date is specified in the Exhibit, then Provider’s obligations to provide the respective Services covered by this Agreement will terminate on the 24-month anniversary of the Effective Date (the “Termination Date”), or such earlier date as may be mutually agreed to by the parties. This Agreement may not be renewed or extended except as set forth below in Section 3(b).

(b) Extension. Receiver may, on written notice to Provider delivered at least 90 days before the scheduled expiration of a Service, extend, one time only, the term of the Service by no more than 180 days; provided, however, that any such extension shall not extend beyond the Termination Date.

4.	Confidential Information.

(a) General. Except with the prior consent of the disclosing party, each party must: (i) limit access to the Confidential Information to its employees, agents, representatives, subcontractors and consultants who have a need-to-know; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but at least that degree of care used by that party in safeguarding its own similar information or material. These confidentiality obligations do not apply to the extent that (a) the information is in the public domain through no fault of the non-disclosing party, (b) the information has been disclosed by the disclosing party to third parties without similar confidentiality obligations attached to the disclosure or (c) the disclosure of the information is required by judicial or administrative process or by law and the party has used commercially reasonable efforts to allow the disclosing party to intervene before the disclosure. “Confidential Information” means any information marked, noticed, or treated as confidential by a party that the party holds in confidence, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

(b) Customer Proprietary Network Information. With regard to Customer Proprietary Network Information, each party must to the extent permitted by applicable law: (i) implement a program that trains associates with access to the CPNI of the other party to avoid accessing or using CPNI of the other party; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPNI of the other party of their contractual and legal compliance obligations; (iii) avoid using CPNI of the other party for marketing purposes; (iv) protect CPNI of the other party from distribution to other parties who are not engaged in assisting the owner of the CPNI in providing service to the owner’s customers; (v) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those enumerated in this Section 4(b) when they have access to the CPNI of the other party; (vi) implement an audit program to assure compliance with CPNI protection commitments and obligations; (vii) report breaches of the obligations to protect CPNI of the other party to the other party at the earliest date permitted by applicable law; and (viii) administer a disciplinary program that treats associates who violate the CPNI obligations to the other party in the same manner as associates who fail to adequately protect the CPNI of their employer. “Customer Proprietary Network Information” (or “CPNI”) means customer information as defined in Section 222 of the Telecommunications Act of 1996 and 47 C.F.R. Section 64.2001-64.2011.

5.	Dispute Resolution.

(a) General. Except as provided in Section 5(d) below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, must first be attempted to be settled by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out in Section 5(d) below.

(b) Initial Resolution. Subject to Section 5(e), a party that wishes to initiate the dispute resolution process must send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. On receipt of the notice, the parties will first seek agreement through discussions among the individuals specified in the applicable Exhibit for a minimum of 10 days. If no agreement is reached by such individuals during that period, the parties will continue to seek agreement through discussions among the vice presidents of the relevant operating divisions of each Company (or such other persons as specified in the applicable Exhibit) for a minimum of 15 days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek agreement through discussions among individuals of each company at either the Chief Financial Officer level or the Chief Operating Officer level depending on the nature of the dispute, or higher, including the NTELOS and Wireline One joint Spin-Off Transition Committee, for a minimum of 15 days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons.

(c) Arbitration. If a dispute has not been resolved by the parties following exhaustion of the procedures set forth in Section 5(b), the parties will apply the dispute resolution procedures set forth in Article 7 (other than Section 7.01) of the Distribution Agreement.

(d) Injunctive Relief. The foregoing notwithstanding, each party will have the right to seek injunctive relief in any court of competent jurisdiction with respect to any alleged breach by the other party of Section 4 hereof or any agreement regarding the protection of confidential information contained in any of the Exhibits. Such remedy will not be exclusive and will be in addition to any other remedy that a party may have as a result of any such breach.

(e) Materiality Threshold. With respect to disputes for charges, no dispute may be initiated by a party pursuant to this Section 5 unless the amount in dispute is at least $5,000 in regard to any individual dispute or at least $20,000 in the aggregate (calculated on a monthly basis).

6.	Relationship of Parties.

(a) Independent Contractors. Provider is an independent contractor in the performance of its obligations under this Agreement and has no authority to bind Receiver or its affiliates with respect to third parties.

(b) No Performance. Neither party undertakes by this Agreement to conduct the business or operations of the other party. Nothing contained in this Agreement is intended to give rise to a partnership or joint venture between the parties or to impose on the parties any of the duties or responsibilities of partners or joint ventures.

7.	Force Majeure.

Neither party will be in default of its obligations under this Agreement for any delays or failure in performance resulting from any cause or circumstance beyond the party’s reasonable control as long as the non-performing party exercises commercially reasonable efforts to perform its obligations in a timely manner. Such non-performing party must provide prompt written notice to the other party containing a description and the expected duration of the force majeure situation. If Provider incurs travel, meals or lodging expenses in order to provide Services in a force majeure situation and such expenses exceed the expense authorization limits in Section 2(c) but are otherwise reasonable in light of the circumstances, Provider will not be required to obtain prior approval of such expenses in order to obtain reimbursement for such expenses from Receiver. If any such occurrence prevents Provider from providing any of the Services, Provider must use its commercially reasonable efforts to aid Receiver in obtaining, at Receiver’s sole expense, an alternative source for the affected Services, and Receiver is released from any payment obligation to Provider with respect to the Services during the period of the force majeure. If a force majeure condition continues to prevent a party from performing for more than 60 consecutive days, then the other party may terminate the affected Services by giving written notice of such termination to the non-performing party. In addition, if the Receiver has engaged an alternative source of any affected Service (as described in this Section 7, the Receiver may terminate the affected Service by giving written notice of such termination to Provider.

8.	Indemnification.

(a) Indemnification by Provider. Provider will indemnify, defend and hold harmless Receiver and each member of Receiver’s Group (as defined in the Distribution Agreement), and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Receiver Indemnitee”), from and against all claims, damages, losses, liabilities, costs, expenses, reasonable attorney’s fees, and court or arbitration costs (“Losses”) (i) arising out of a claim by a third party against a Receiver Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Provider under or related to this Agreement, or (ii) in the event of (A) the gross negligence, willful misconduct or fraud of Provider; (B) the failure of Provider to perform the Services in accordance with the terms of this Agreement; or (C) the breach by Provider of this Agreement.

(b) Indemnification by Receiver. Receiver will indemnify, defend and hold harmless Provider and each member of Provider’s Group, and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Provider Indemnitee”), from and against all Losses (i) arising out of a claim by a third party against a Provider Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Receiver under or related to this Agreement or (ii) in the event of (A) the gross negligence, willful misconduct or fraud of Receiver or (B) the breach by Receiver of this Agreement.

(c) Intellectual Property Indemnification. Provider will indemnify and defend the Receiver from and against all Losses arising out of any claim by a third party that the deliverables under this Agreement and any resulting use or sale of any deliverables constitutes an infringement of any patent, trademark or copyright or the misappropriation of any trade secret. Provider’s obligations under this Section 8(c) will not apply to the extent that the infringement or violation is caused by:

(i) modification to a deliverable by Receiver if the modification was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that modification;

(ii) the combination of a deliverable by Receiver with other third party products if the combination was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that combination;

(iii) detailed specifications (e.g. specifying lines of code, as opposed to mere functional specifications for which Receiver is not responsible) that were provided by or requested by Receiver, if the infringement or violation would not have occurred but for those detailed product specifications; or

(iv) Receiver’s continued use of infringing software after Provider provides Receiver with reasonable advance written notice of the infringement and provides non-infringing replacement software to Receiver at no charge.

(d) Indemnification Procedures. Any claim for indemnification under this Section 8 will be subject to, and made in accordance with, Sections 6.04 (Indemnification Obligations Net of Insurance Proceeds) and 6.05 (Procedures for Indemnification of Third Party Claims) of the Distribution Agreement (with such changes in points of detail as may be necessary to apply such provisions to this Agreement).

9.	Limitation of Liability.

(a) General. Provider will perform services for Receiver under this Agreement in substantially the same way and with substantially the same service levels as Provider performs comparable services for itself. If Provider uses a third-party to provide goods or services to itself, Provider will use commercially reasonable efforts to procure the goods or services for the benefit of Provider such that they are provided to Receiver in substantially the same way and with substantially the same service levels as they are provided to Provider. Except as otherwise stated in this Agreement, or otherwise agreed to in an Exhibit, Provider makes no warranties, express or implied, in connection with any goods or services provided to Receiver under this Agreement.

(b) Direct Damages. In no event will a party’s aggregate liability for direct damages under this Agreement, including under subsection 9(a) above, exceed $10 million, except that this limitation on liability will not apply to any damages resulting from:

(i) Losses for which a party has an obligation of indemnity under this Agreement;

(ii) damages resulting from any act or omission of a party that constitutes gross negligence, willful misconduct or fraud; or

(iii) damages resulting from any breach of Section 4 or Section 8 of this Agreement by a party.

(c) Consequential Damages. Neither party will be liable to the other for consequential, indirect or punitive damages for any cause of action, whether in contract, tort or otherwise, except for:

(i) Losses for which a party has an obligation of indemnity under this Agreement;

(ii) damages resulting from any breach of Section 4 of this Agreement by a party; or

(iii) reasonable attorney’s fees incurred in order to enforce the other party’s obligations under Section 8 of this Agreement.

Consequential damages include, but are not limited to, lost profits, lost revenue, and lost business opportunities, whether the other party was or should have been aware of the possibility of these damages.

10.	Assignment.

This Agreement is binding on, and inures to the benefit of, the parties and their respective successors, legal representatives and permitted assigns in accordance with this Section 10. Except as otherwise provided in Section 1(a), no assignment of this Agreement or of any rights or obligations under this Agreement, in whole or in part, may be made by either party without the prior written consent of the other party, except that either party may assign its rights or delegate its duties to a controlled subsidiary of the party, or to a successor entity that results from a merger, acquisition or sale of all or substantially all of the party’s assets. Such a delegation does not relieve the delegating party of its obligations under this Agreement. Any attempted assignment without the required consent is void.

11.	Compliance with Laws.

Provider and Receiver must each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement. Neither Provider nor Receiver will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

12.	Mutual Cooperation; SOX Access.

(a) Mutual Cooperation. The parties agree that the purpose of this Agreement is to ensure an orderly transition upon the occurrence of the events contemplated by the Distribution Agreement, while maintaining the ongoing operations of the Receiver in a manner consistent with its operations prior to the implementation of the Distribution Agreement and as required to conform to the operations as described in the Form 10 filing with the Securities and Exchange Commission. The parties and their respective subsidiaries, affiliates, subcontractors and consultants providing or receiving services under this Agreement must cooperate with each other in connection with the performance of the Services under this Agreement, including producing on a timely basis all Confidential Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the term of this Agreement, except that the cooperation must not unreasonably disrupt the normal operations of the parties and their respective subsidiaries and affiliates.

(b) SOX Access.

(i) If requested by Receiver, Provider will permit Receiver reasonable access, upon reasonable advance notice, to Provider’s books, records, accountants, accountants’ work papers, personnel and facilities for the purpose of Receiver’s testing and verification of the effectiveness of Provider’s controls with respect to the Services as is reasonably necessary to enable the management of Receiver to comply with its obligations under §404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, “SOX §404”) and to enable Receiver’s independent public accounting firm to attest to and report on the assessment of the management of Receiver in accordance with SOX §404 and Auditing Standard No. 5, as adopted by the Public Company Accounting Oversight Board (“Auditing Standard No. 5”), or as required by Receiver’s external auditors. In lieu of providing such access, Provider may, in its sole discretion, instead furnish Receiver with a type II SAS 70 report. Provider is not required to furnish Receiver access to any information other than information that relates specifically to the Services.

(ii) Without limiting the generality of, and in order to give effect to, the foregoing provisions of Section 12(b)(i):

(A) the Parties will cooperate, prior to the Distribution Date and from time to time thereafter, to identify the significant processes of Receiver for purposes of Auditing Standard No. 5 and used by Provider in connection with the provision of the Services to Receiver under this Agreement;

(B) Provider will develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over its significant processes;

(C) in the event any deficiencies are found as a result of the testing, Provider and Receiver will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls;

(D) in connection with providing the access contemplated by Section 12(b)(i), Provider will cooperate and assist Receiver’s auditors in performing any process walkthroughs and process testing that such auditor may reasonably request of the significant processes; and

(E) in the event that Sections 12(b)(ii)(A)-(D) do not reasonably enable Receiver to comply with its obligations under SOX §404 and enable Receiver’s registered public accounting firm to attest to and report on the assessment by the management of Receiver in accordance with SOX §404 and Auditing Standard No. 5, then upon reasonable notice, Receiver will be permitted to conduct, at its own expense, an independent audit of Provider’s controls with respect to the Services solely to the extent necessary to accomplish such purpose or purposes.

13.	Permits.

Unless otherwise specifically provided for in this Agreement, Provider must obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations (“Permits”) necessary for and incident to the performance and completion of the Services. Notwithstanding the foregoing, Receiver must obtain and keep in full force and effect, at its expense, any Permits related to its facilities and the conduct of its business.

14.	Trademarks, Tradenames and Other Intellectual Property.

Nothing in this Agreement or any Exhibit gives authority to one party to use the name, trademarks, service marks, trade names or domain names of the other party for any purpose whatsoever. Nothing in this Agreement or any Exhibit will be deemed to grant to either party any right or license under any intellectual property of the other party unless the right or license is expressly granted herein or therein.

15.	Termination.

(a) Termination for Breach. Either party may terminate or cancel this Agreement or any individual Service for a material breach or default of any of the terms, conditions or covenants of this Agreement by the other party, except that the termination or cancellation may be made only after the expiration of a 30 day period during which the breaching party has failed to cure the breach after having been given written notice thereof and the dispute resolution procedures in Section 5(b) have been exhausted (“Cure Period”). In that event, the non-breaching party may terminate by giving 10 days written notice of termination to the other party after the expiration of the Cure Period. Such termination will not be the terminating party’s exclusive remedy and will be in addition to any other remedy that such party may have under this Agreement as a result of any such breach

(b) Termination for Convenience. Receiver may terminate any individual Service provided to it or all Services provided to it during the term of this Agreement for convenience on at least 90 days prior written notice to Provider.

16.	Notice.

Unless otherwise set forth in an Exhibit with respect to the Exhibit, all notices or other communications under this Agreement must be in writing and the parties deem them to be duly given (i) when delivered in person, (ii) on transmission via confirmed facsimile transmission, except the transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier, or (iii) two days after deposit with a private express mail courier, in any case addressed as follows:

To NTELOS:

NTELOS Holdings Corp.

1154 Shenandoah Village Drive

P. O. Box 1990

Waynesboro, Virginia 22980

Fax:

Attention:

To Wireline Two:

Lumos Networks Operating Company

401 Spring Lane, Suite 300

P.O. Box

Waynesboro, Virginia 22980

Fax:

Attention:

Any party may, by notice to the other party, change the address or individuals to which the notices are to be given.

17.	Amendment; Waiver.

This Agreement may be amended or supplemented at any time only by written instrument duly executed by each party hereto. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof but only by a written instrument signed by the party waiving the terms or conditions. The waiver of any provision is effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise and no delay in exercising, any right or power under this Agreement will operate as a waiver thereof.

18.	Severability.

Where any provision of this Agreement is declared invalid, illegal, void or unenforceable, or any changes or modifications are required by regulatory or judicial action, and any such invalid, illegal, void or unenforceable provision, or such change or modification, substantially affects any material obligation of a party hereto, the remaining provisions of this Agreement will remain in effect and the parties must mutually agree on a course of action with respect to the invalid provision or the change or modification to the end that the purposes and intent of this Agreement are carried out.

19.	Survival of Obligations.

The provisions in the Agreement relating to Confidentiality, Indemnification, Dispute Resolution, Termination, Compensation and Billing, Limitation of Liability and Trademarks, Tradenames and Other Intellectual Property survive any termination, cancellation or expiration of this Agreement.

20.	Applicable Law.

This Agreement is governed, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles.

21.	No Unreasonable Delay or Withholding.

Where agreement, approval, acceptance, consent or similar action by Receiver or Provider is required, the action must not be unreasonably delayed or unreasonably withheld.

22.	Limited Intended Third Party Beneficiary Rights.

With the exception of the parties to this Agreement, there exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

23.	Successors and Assigns.

This Agreement shall be binding upon the parties and their respective successors and assigns, and any successor or assign of any substantial portion of the parties’ respective businesses and/or assets

24.	Entire Agreement.

This Agreement represents the entire understanding between the parties with the respect to the provision and receipt of the Services, and the provisions hereof and thereof cancel and supersede all prior agreements or understandings, whether written or oral, with respect to the Services. This Agreement is deemed to include the Exhibits attached hereto, each of which is incorporated herein as if an original part of this writing. This Agreement is to be construed to be part of the overall transaction described in the Distribution Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NTELOS HOLDINGS CORP.

By:
Name:	James A. Hyde
Title:	Chief Executive Officer and President

LUMOS NETWORKS OPERATING COMPANY

By:
Name:
Title:

Exhibit A

General Services to be Provided by Wireline Two

Service Category	Description of Service

A/R Support	Perform accounts receivable aging and bad debt analysis. This includes: Create month end aging, record tax recovery, bad debt entry, A/R aging report, finals payments summary, mid months payments analysis, collections accrual, record 91/92 adjustments, summarize write-offs, A/R reconciliation and support cash reconciliation with deposit reconciliation, quarterly bad debt analysis, audit confirmation

Fixed Asset accounting	Processing of job cost through JD Edwards including posting of cost to CIP, capitalization of completed projects, depreciation of assets in service, removal of disposals, and preparation of related management reports. Maintenance of related capital budget by job. Monthly reconciliation of sub-ledger to general ledger control accounts for assets in service, CIP, and depreciation. Also, support and/or maintain tax and regulatory ledgers for fixed assets. In addition to these routine items, the fixed assets team spends approximately 25% of time with project work.

Regulatory	Services related to routine compliance efforts for CPNI, Red Flag, CALEA, and other Federal and State telecommunication law and regulations.

Purchasing	Processing of purchase orders issued to vendors through JD Edwards. Maintenance of related open purchase orders and monthly reconciliation of sub-ledger to general ledger control accounts.

Facilities Management

Provide personnel support to handle oversight of maintenance & repair activities for land & building operations at the Waynesboro Plaza (Shenandoah Village complex), Waynesboro Retail Store (West Main), Charleston MSC, and Clifton Forge ISI buildings. This includes handling interoffice mail services.

The associated costs derived in this TSA include employee related costs only, and not fees associated with repair & maintenance, utilities or any other costs associated with NTELOS Wireless buildings.

Network Operations Center support

Network surveillance and WLS Call-Out support services during non-business hours (after hours, holidays, and weekends). Services include PSAP-E911 support performed by NCC:

•    Network Surveillance

•    Monitoring of WLS Network Alarms via NetCool using preexisting rules

•    Maintain NetCool probes/rules to support WLS Network alarm processing

•    Perform remote diagnostics for Cell Site/BTS attempting remote restoration, identifying circuit troubles, identifying HW troubles

•    Coordinate circuit repairs with providers on behalf of WLS

•    Perform Call-out of WLS technical personnel for troubleshooting required beyond NOC capabilities

•    Provide outage notifications as required

•    PSAP-E911 Point of Contact

•    Receive direct calls from PSAPs/E911 Centers

•    Provide security screening via password validation

•    Provide Address and/or Contact information for WLS Telephone Numbers

•    Transfer Call/Forward Request to WLS Ops for Call Trace requests

•    During business hours contact WLS MSC for Switch Tech

•    After hours perform Call Out for WLS Switch Tech

Service Category	Description of Service

Network Inventory OSS Support

Maintain Granite environment providing operational and administrative support including:

•    System Maintenance & Administration (keep system current by applying software patches and upgrades; maintain server hardware)

•    Cleverpath Reports

•    SQL Scripting

•    User Account Administration (username and password updates/resets, Client installation)

•    Database maintenance

•    Support Database “clone and delete” for facilitating stand alone WLS Granite System

CDN	Out-of-band network connectivity for Wireless device networking communications at switch locations (Waynesboro, Richmond, Norfolk, and Charleston)

Paging Network Support	[To be determined]

Training – WLN Instruction	Provision of discussion leader services on an as needed basis.

Exhibit B

General Services to be Provided by NTELOS

Service Category	Description of Service

HR management / consulting services

Assistance, to the extent necessary in connection with administration of the workforce:

•    Employee Communications;

•    Labor / Employee Relations;

•    Succession Planning;

•    Defend EEO Charges;

•    Defend Grievances;

•    Severance packages;

Government Compliance / Reporting	Maintain recordkeeping and fulfill reporting requirements: • OSHA; • Vets 100; • FCC 395 / FCC 396; • EEO-1; • Affirmative Action Plans; • SOX;

Management Reporting / HRIS Maintenance

Maintain employee records and provide required reports for payroll processing, benefits administration, compensation administration and workforce management.

•    Headcount / Employee Retention;

•    TIP;

•    SWB Budgeting / Modeling;

•    Carrier Reporting and Feeds;

•    Custom Reporting;

Compensation Administration

Compensation Administration including General Administration, Surveys, Audits and Consultative Services.

•    Annual Increase process;

•    Team Incentive Plan;

•    Equity Awards;

•    Job Evaluations;

•    Executive Compensation;

Benefits Administration

Benefits Administration including Pricing, Invoice/Premium Process (Billing Functions), General Administration, Surveys, Audits and Consultative Services for Open Enrollment.

•    Filing of 5500’s;

•    Facilitating year-end audit;

•    Providing services to employees & retirees;

•    Providing information for year-end testing;

•    Compliance - ERISA, HIPAA, Cobra, Health Care Reform, etc.;

•    Vendor RFP and selection process;

•    Wellness Programs – annual wellness fair, weight watchers, fitness center reimbursement, team sponsorship, HRA, and TRRI;

•    401(k) Match funding;

•    Billing Auditing and Processing

Service Category	Description of Service

Tax Compliance

Assistance, to the extent necessary in connection with preparation and filing of Federal, State and local tax returns for the following types of taxes:

•    Income and franchise;

•    Property;

•    Sales and Use;

•    Telecommunication transaction returns;

•    BPOL and license tax;

Monthly reconciliation of sub-ledger to general ledger control accounts.

Internal Audit	Execution of audit plan consistent with prior practice to ensure compliance with internal controls. Reporting of results of audit work to management and Audit Committee. Maintain and monitor Fraud Reporting Hotlines

Insurance and Risk Management	Maintain analysis and purchasing role for renewal process for property, liability, Workers Compensation, Auto, D&O, Fiduciary, Employment Practices, Flood, Underground Storage, E&O and Cyber Liability coverages. Prepare adjusted asset listing for coverage purposes. Complete applications and underwriter calls for each.

External Financial Reporting (Routine)

•    Preparation of SEC Form 10-K, 10-Q, and Proxy Statements.

•    Preparation and quality control services include drafting of financial statements, footnotes, external auditor and legal counsel review coordination

•    XBRL prep, analysis, and execution

•    Process SEC reports with RR Donnelley and see the filings through the EDGAR formatting and lead with quality control of filed document

•    Lead with audit coordination.

•    Lead on corporate SOX controls including admin and quality control role on closing meeting and closing process.

•    Administrator for disclosure committee

•    Lead on debt compliance & reporting

External Financial Reporting (Non-routine)	Preparation of financial reports or information that is requested by receiver that is not deemed routine.

Investor Relations

Investor relations and stock transfer functions including:

•    Coordination of IR meetings and presentations.

•    Stock Transfer – Administration of dividends, stock issuances and forfeitures, TSO analysis and reconciliations and management of the transfer agent relationship.

•    Annual Meeting – Administration of Notice & Access material delivery and voting process

•    Equity Analysts/Institutional Analysts/Portfolio Managers - Manage the relationship with covering analysts and respond to analyst/investor inquiries

•    External Communications - maintain IR website, prepare quarterly earnings releases and exhibits, prepare releases for other significant financial events and coordinate earnings conference calls.

•    Employee Stock Purchase Plan - perform liaison functions with transfer agent for ESPP share issues and negotiate and manage administrator contract.

•    Option Exercises - Administration of option hold exercises and cashless option exercise program and the “Section 16 Filer” system to track Forms 3, 4 and 5.

Service Category	Description of Service
Accounts Payable

Provide the following accounts payable and expense processing functions:

•       Processing of payments to vendors through JD Edwards.

•       Maintenance of related vendor “Address Book” in payables system.

•       Monthly reconciliation of sub-ledger to general ledger control accounts for open payables and RNV.

•       Preparation and filing of Form 1099s at year end.

•       Providing on-line invoice approval function for items ordered through the PO system (matching of the PO, receipt and invoice and following up on exceptions).

•       Execution of the fiscal policy control.

•       Preparation of Annual Unclaimed Property reporting.

•       Administration of Company VISA cards.

•       Execution of approvals control and expense report backup for employee expense reporting.

Payroll processing

Provide the following payroll and commissions processing functions:

•       Support for Payroll and Payroll Tax Processing through the Ceridian System.

•       Providing timely and accurate payments of wages and withholdings of deductions for employees; ensuring that all applicable payroll taxes and garnishments are accurately calculated and withheld in accordance with Federal and State law; and responsible for the timely remittance and reporting of taxes and garnishments to the tax and legal authorities to the extent not provided for by Ceridian.

•       Process commission and expense report payments.

•       Process bonus and other one-time payments (moving allowance, etc).

•       Monthly reconciliation of sub-ledger to general ledger control accounts.

•       Support Annual Workers Compensation Audit.

•       QC and Issuance of W-2 w/ reconciliation process.

Inventory Accounting	Processing of inventory transactions through JD Edwards including posting of receipts, draws, returns and adjustments. Preparation of related management reports monthly reconciliation of sub-ledger to general ledger control accounts, maintenance of inventory cost schedules, and coordination and reconciliation of periodic physical inventory counts. This also includes issue resolution and support to operational teams.

Treasury and cash management

Process Daily Cash Receipts (cash, paper checks, credit cards, and electronic checks), Returned Checks, Credit Card Chargebacks, and Bank/Credit Card Fees. This also includes issue resolution of variances, reporting, and support to operational teams for the following methods of payment: ORCC (This is for on-line Payments), LockBox, corp cash receipts, RITS (Retail and Customer Care 3 to 6 Locations), central processing and collections, payments received at Bank of Fincastle, collection agency payments.

Monthly Journal Entries and Cash Reconciliations to the General Ledger for the areas listed above in addition to FET and Payroll tax payments.

Daily reconciliation and reporting of Outstanding Checks for Accounts Payable and Payroll.

Maintain relationships with the following: BB&T (includes Bank Accounts and LockBox), Bank of America, Telecheck (Check Guarantee and Electronic Checks), Brinks (Armored Service for Waynesboro Telco and Central Processing), 5th 3rd (Credit Card Processor) (ORCC relationship is owned by Customer Care and Verifone/JCharge is owned by IT), Maintenance of compliance with credit facility cash consolidation requirements.

Maintenance of compliance with credit facility cash consolidation requirements.

Service Category	Description of Service
Non-routine HR, accounting, tax and audit services	Services requested by Wireline that are not specifically provided for and that require substantial additional effort of Providers personnel

Regulatory (Non-routine)	Services requested by Wireline from time to time related to planning and compliance with Federal and State telecommunication law and regulations.

Training - Employee Development

Support all Employee Development training cost to WLN organization. This will include “as is” internal and external training, on line training, tuition assistance program administration, facilitators, Core Value recognition program, surveys, development program, service awards, training material and equipment.

Technologies used to support this Service are Syntrio and GeoLearning.

Employee Development Classes	Direct cost of internal and external training courses, whether provided in person or on-line.

Subpoena request processing

1.      Gate keeping of information request from outside law enforcement and legal entities for appropriate authorization.

2.      Receipt and routing of subpoena request to appropriate areas within the Wireline organization to support execution.

3.      Billing of subpoena requests as appropriate.

Lock box management and customer cash application

Lockbox and online payment services.

1.      BB&T Lockbox.

2.      Processing of exception payments from Lockbox (Acct. # not found, Telecheck for customers with multiple return checks, payments sent to non-lockbox location (corporate), etc.)

3.      Processing enrollments and online line payments through ORCC. (one-time and autopay)

4.      Shared merchant ID and banking expenses incurred through ORCC transactions.

Credit and Collections

1.      Prepare Wireline account files for placement with outside collection agency.

2.      Respond to daily inquires from agencies in efforts to collect.

3.      Work with Wireline team regarding any credits unapplied prior to agency placement.

4.      Post payments and returns received through agencies to ICMS system.

5.      Move accounts to new agency after 6 months of inactivity.

6.      Manage Agency relationship.

7.      Credit reports for new customer applications.

IT Services to be Provided by NTELOS

Service Category	TSA Title	Description of Service	Technologies Supported

General IT Support	IT TSA services oversight and IT management services.	Applications architecture, design, management and support services. IT TSA services oversight and IT management services.	All

Applications Support	Billing Systems	The services to be provided under this service are to support access to systems that support the billing processes for Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – CDG CABS, Billdats, DST, ICMS, Mapcom, ICMS Web Services, AS400 Letters.

Applications Support	Commsoft Systems	The services to be provided under this service are to support access to systems that support the mediation processes for Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Commsoft.

Applications Support	Wizards Applications	The services to be provided under this service are to support access to the systems that support customer wizards made available to Wireline customers. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Wireline Wizard and related components, Customer Quick Lookup, ROI/Rita, Rits and related components.

Applications Support	Data Warehouse Applications	The services to be provided under this service are to support access to systems that support the data warehouse and analysis processes for Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Data Warehouse – Reporting Services, Data Warehouse – Extracts.

Applications Support	Finance & Administration Applications	The services to be provided under this service are to support access to systems that support the finance and administration processes for Receiver. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Receiver data center.	Applications include – JD Edwards, Auto Inventory, Kronos, Blue Pumpkin (Verint).

Applications Support	Commission Applications	The services to be provided under this service are to support access to systems that support the Commission calculation processes for Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Callidus Commissions.

Applications	SOX Compliance	The services to be provided under this service are	Applications include –

Service Category	TSA Title	Description of Service	Technologies Supported

Support	Processes and Applications	to support access to systems that support the SOX compliance processes. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	nTegrity Fraud Page, Splunk, SourceFire IDS, GigaVue, and other existing Remainco SOX applications required to be compliant while in a comingled environment.

Applications Support	IT Management Tools	The services to be provided under this service are to support access to systems that support the IT management processes including help desk and project management processes. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – MKS, BMC Magic Service Desk, etc.

Applications Support	Intranet Systems	The services to be provided under this service are to support access to systems that support the Wireline Intranet for employee access and use. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Remainco Intranet and Wireline Content Management and Support.

Applications Support	HR & Payroll Systems	The services to be provided under this service are to support access to systems that support the HR & Payroll processes for Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Ceridian HR & Payroll, Kronos.

Applications Support	Ecommerce Applications	The services to be provided under this service are to support access to systems that support the ecommerce capabilities of Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – ATG replacement solution.

Applications Support	Website (May not be required base don Day 1 separation to new Wireline hosted website replacement)	The services to be provided under this service are to support access to systems that support the external website for Wireline. This will include “as is” IT application support and managed services to support the business applications until separated, accepted and moved to Wireline data center.	Applications include – Support of Wireline capabilities on NTELOS website and website infrastructure.

Applications Support	Software Subscription Fees	Reimbursement for “as is” software subscription fees used during the transition period prior to renewal.	N/A

Applications Support	Application separation project efforts	Application separation project efforts performed by Provider on behalf of Wireline.	N/A

Service Category	TSA Title	Description of Service	Technologies Supported

Applications Support	Ad hoc applications project efforts and system changes with prior written approval of Receiver.	Ad hoc support for any software change requests, project requests performed by NTELOS at the request of Wireline.	N/A

Infrastructure Support	Call center and phone systems IVR support services	Continued IT operations and operations management support for the IVR, call center systems and related applications. This includes “as is” IT infrastructure access, support and managed services to support call center operations / phone systems until separated, accepted and moved to Wireline.	Technologies include – Avaya PBX, Avaya software, Verint, INI, etc.

Infrastructure Support	Data center operations services	Continued IT data center operations support for Wireline systems which are located in the Waynesboro, VA data center. This includes “as is” IT infrastructure support and managed services support until all Wireline systems are separated, accepted and moved to a Wireline data center.	Technologies include – data center operations technologies backup and recovery technologies, security, change control technologies.

Infrastructure Support	AS400 operations and management services	Continued IT operations and operations management support for the AS400 system and related applications. This includes “as is” IT infrastructure support and managed services for Wireline AS400 systems operating in the data center until separated, accepted and moved to Wireline.	Technologies include – AS400 and related As400 tools.

Infrastructure Support	Service desk and end user compute support services	Continued IT operations and operations management support for desktop systems located at various Wireline sites. This includes “as is” end user compute support and managed services for Wireline end user systems (desktops, laptops, and printers) until separated, accepted and moved to Wireline.	Technologies include – BMC Magic Service Desk, desktops, laptops, printers, desktop software deployment, anti-virus.

Infrastructure Support	Email Services including aliases and forwarding services	Continued IT operations and operations management support for email services. This includes “as is” email support with the use of aliases and email forwarding until separated, accepted and moved to Wireline.	Technologies include – Microsoft Exchange.

Infrastructure Support	Active Directory and Doman Services	Continued IT operations and operations management support for Active Directory and Domain services. This includes “as is” Active Directory and Domain related support until separated, accepted and moved to Wireline.	Technologies include – Microsoft Active Directory

Infrastructure Support	SharePoint Services	Continued IT operations and operations management support for the SharePoint capabilities used by Wireline. This includes “as is” SharePoint support until separated, accepted and moved to Wireline.	Technologies include – Microsoft SharePoint.

Service Category	TSA Title	Description of Service	Technologies Supported

Infrastructure Support	Data & Voice Network Site Support Services	Continued IT operations and operations management support for data and voice network. This includes “as is” data and voice network support until separated, accepted and moved to Wireline.	Technologies include – WAN, LAN, switches, routers, firewalls, remote access, etc.

Infrastructure Support	Server and Storage Management Services	Continued IT operations and operations management support for Server and Storage systems. This includes “as is” IT infrastructure support and managed services for Wireline utilized server and storage systems that are operating in the data center until separated, accepted and moved to Wireline.	Technologies includes – servers, operating systems, VMWare, storage area networks, tape/backup systems and software, patching, anti-virus, etc.

Infrastructure Support	Infrastructure separation project efforts	Infrastructure Separation Project efforts performed by NTELOS for Wireline.	N/A

Infrastructure Support	Ad hoc infrastructure project efforts, Receiver data center remediation with prior written approval of Receiver.	Ad hoc support for any infrastructure change requests, project requests at the request of Wireline.	N/A